Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

COMSovereign Holding Corp.,

CHC Merger Sub V, LLC,

Innovation Digital, LLC

and

Scott R. Velazquez

Dated as of June 3, 2021

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 3, 2021 (the “Agreement Date”), by and among: COMSovereign Holding Corp., a Nevada corporation (“CHC”), CHC Merger Sub V, LLC, a California limited liability company and a wholly-owned subsidiary of CHC (“Merger Sub”), Innovation Digital, LLC, a California limited liability company (“ID” or the “Company”)), and Dr. Scott R. Velazquez, a married man residing in California (the “ID Member”). CHC, Merger Sub, ID, and ID Member may be referred to herein individually as a “Party” and collectively as the “Parties.” Certain additional capitalized terms that are used in this Agreement are defined in Section 9.1.

RECITALS:

A. The ID Member holds one hundred percent (100%) of the Membership Units of ID.

B. CHC, Merger Sub and ID intend to effect a reorganization (the “Reorganization”) in which Merger Sub will merge with and into ID in accordance with this Agreement, Merger Sub will cease to exist, and ID survive as a direct, wholly owned Subsidiary of CHC (the “Merger”).

B. The Board of Directors of CHC (the “CHC Board”) and the Manager of Merger Sub have each: (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of each CHC, Merger Sub, and their stockholders or members, as the case may by, and (ii) unanimously approved this Agreement, the Merger and the other Contemplated Transactions.

C.  The Manager of Merger Sub has recommended to CHC as the sole member of Merger Sub that CHC adopt and approve this Agreement, the Merger and the other Contemplated Transactions, and CHC, as the sole member of Merger Sub has so adopted and approved this Agreement, the Merger and the other Contemplated Transactions.

D. The ID Member, as the sole member of ID has (i) determined that the Merger and the other Contemplated Transactions are fair to and in the best interests of ID and its member and (ii) approved this Agreement, the Merger and the other Contemplated Transactions.

E. For U.S. federal income tax purposes, CHC, Merger Subs, and ID intend that (i) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, and (ii) for U.S. federal and applicable state and local income Tax purposes, the Reorganization constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I
THE MERGER AND EFFECT ON EQUITY INTERESTS

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CCC, Merger Sub shall be merged with and into ID, the separate organizational existence of Merger Sub shall cease and ID shall continue as the surviving entity in the Merger. As a result of the Merger, the outstanding ID Units and membership units of Merger Sub shall be converted or cancelled in the manner provided herein. The organizational existence of ID, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger except as otherwise may be specifically set forth herein. The surviving company of the Merger after the Merger is sometimes referred to hereinafter as the “Surviving Company”.

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Statement of Merger”) with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC. The Statement of Merger shall be duly executed by ID and Merger Sub and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of California for filing. The Merger shall become effective upon the date of initial filing of the Statement of Merger with the Secretary of State of the State of California (the “Effective Time”). The closing of the Merger and the other Contemplated Transactions (the “Closing”) shall take place remotely and electronically at a time and date to be specified by the parties hereto, which time and date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE V  (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”). In the event of any rejection or non-acceptance of the filing of the Statement of Merger by the Secretary of State of the State of California, each of CHC, Merger Sub, and ID will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed in good faith to diligently revise the Statement of Merger and obtain acceptance of the Statement of Merger by the Secretary of State of the State of California.

1.3 Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the CCC.

1.4 Articles of Organization; Operating Agreement. At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company, until thereafter amended as provided by Law and by the terms of such limited liability company agreement; provided, however, that, as among the ID Member only, (i) all provisions of the ID Operating Agreement relating to the allocation of profit and loss and tax items for Tax periods ending on or before the Closing Date, (ii) the associated distribution, tax audit and enforcement provisions, both as set forth in the ID Operating Agreement immediately prior to Closing, and (iii) provisions related to indemnification of directors and officers, shall survive as a valid and legally binding agreements (“Member’s Legacy Agreement”).

1.5 Managing Member and Officers of the Surviving Company. At the Effective Time and by virtue of the Merger, CHC shall be the managing member and Manager of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

1.6 Effect on ID Units. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger, and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a) Conversion of ID Units. The parties acknowledge that shares of common stock of CHC are traded on NASDAQ, a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (15 U.S.C. 78f) with the Securities and Exchange Commission. At the Effective Time, the Membership Units of ID (the “ID Units”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive, subject to the terms and conditions hereof, collectively, (i) the sum of $1,000,000 in cash (the “CHC Cash Consideration”), (ii) 3,165,322 newly issued shares of common stock, $0.0001 par value per share, of CHC, based on a price of $2.35 per share (the “Merger Price Per Share”), which shall be the five (5) day average of the daily closing prices on NASDAQ (determined at www.nasdaq.com) for the five (5) days immediately preceding the date hereof rounded up to the nearest whole cent (the “CHC Shares”), and (iii) CHC convertible promissory note in the principal amount of $600,000 having the terms and substantially in the form as the form of convertible promissory note annexed hereto as Exhibit B (the “CHC Convertible Note”), which CHC Convertible Note shall be convertible by the holder into shares of common stock, par value $0.0001 per share, of CHC (the “CHC Common Stock”) as set forth in the CHC Convertible Note (collectively, the “Merger Consideration”) and which will be dated as of the Closing Date. The parties intend that the foregoing satisfy the Average of the Daily Closing Prices Safe Harbor Valuation Method set forth in Revenue Procedure 2018-12, 2018-6 IRB 349, using a five (5)-day measuring period ending on the date immediately preceding the date of this Agreement.

(b) Treatment of Merger Sub Membership Interests. At the Effective Time, each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time will constitute one membership interest of the Surviving Company. Such membership interests shall be the only membership interests of the Surviving Company that are issued and outstanding.

1.7 Payment of Merger Consideration.

(a) Closing Payments.  At Closing, CHC shall deliver or cause to be delivered to the ID Member: (i) the CHC Shares; (ii) the CHC Cash Consideration in immediately available funds; and (iii) the Convertible Note dated as of the Closing Date.

(b) No Further Ownership Rights in ID Units. All Closing Consideration issued and delivered on the Closing Date pursuant to Section 1.7(a) in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the ID Units outstanding on the Closing Date. From and after the Effective Time, the transfer books of ID shall be closed and there shall be no further registration of transfers on the transfer books of the Surviving Company of the ID Units that were outstanding immediately prior to the Effective Time.

1.8 No Withholding. Notwithstanding anything in this Agreement to the contrary, so long as ID Member delivers to CHC an IRS Form W-9, duly executed by ID Member, on or prior to the Closing Date, there shall be no withholding, deduction or offset for Taxes on any amounts payable or deliverable pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ID

ID hereby represents and warrants to CHC, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by ID to CHC, dated as of the Agreement Date (the “ID Disclosure Letter”), as set forth below in this ARTICLE II.

2.1 Organization and Qualification; No Subsidiaries.

(a) ID is a single member limited liability company duly organized, validly existing and in good standing under the Laws of California and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. ID is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“ID Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such ID Approvals would not, individually or in the aggregate, have or reasonably be expected to have a ID Material Adverse Effect. ID is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a ID Material Adverse Effect.

(b) No Subsidiaries. ID has no subsidiaries and owns no debt, equity or other similar interest in any other Person. ID has not agreed, nor is ID obligated to make, and nor is ID bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. ID does not directly or indirectly own any equity or similar interest in, or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

2.2 Articles of Organization and Operating Agreement. ID has previously furnished or made available to CHC complete and correct copies of ID’s organizational documents (e.g., articles of organization and operating agreement), as amended to date. Such organizational documents are in full force and effect. ID is not in violation of any of the provisions of its organizational documents in any material respect.

2.3 Units of ID.

(a) ID Member is the sole owner of all of the ID Units as of the Closing Date. Schedule 2.3(a) sets forth the total amount of ID Units that be issued and outstanding as of the Closing Date (the “ID Cap Table”).

(b) Except as set forth on Schedule 2.3(b) of the ID Disclosure Letter or in the ID Cap Table, ID has no Derivative Security issued and outstanding, or any other obligation of any type pursuant to which any Person has any right to acquire or receive any equity interests in ID.

(c) All outstanding ID Units have been issued and granted in compliance in all material respects with: (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”) applicable to the issuance and sale of securities, and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity; and (ii) all requirements set forth in applicable Contracts, including the ID Operating Agreement.

(d) There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which ID is a party or by which it is bound with respect to any equity security of any class of ID.

(e) The outstanding ID Units are uncertificated.

2.4 Authority Relative to this Agreement. ID has all necessary power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “ID Transaction Documents”) and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the ID Transaction Documents by ID and the consummation by ID of the Contemplated Transactions have been duly and validly authorized by all necessary organizational action on the part of ID and no other organizational proceedings on the part of ID are necessary to authorize this Agreement and the ID Transaction Documents or to consummate the transactions so contemplated. This Agreement and the ID Transaction Documents have been duly and validly executed and delivered by ID and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of ID, enforceable against ID in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the ID Transaction Documents by ID do not, and the performance of this Agreement and the Transaction Documents by ID will not: (i) conflict with or violate the organizational documents of ID; (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 2.5(b) of the ID Disclosure Letter, conflict with or violate any Law applicable to ID or by which its properties are bound or affected; (iii) except as set forth in Section 2.5(a) of the ID Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair ID’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of ID pursuant to, any material Contract to which ID is a party or by which ID or any of its properties are bound or affected; or (iv) other than as set forth in the provisions of this Agreement or in Section 2.3 of the ID Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to ID Units or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of ID Units.

(b) The execution and delivery of this Agreement and the ID Transaction Documents by ID does not, and the performance of this Agreement and the ID Transaction Documents by ID will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for: (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”); (ii) the filing and recordation of the Articles of Merger as required by the CCC, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications as are set forth in Section 2.5(a) of the ID Disclosure Letter.

2.6 Financial Statements.

(a) ID is not required to file any reports or documents with the SEC.

(b) To the knowledge of ID, the unaudited interim consolidated financial statements of ID as of and for the annual period ending December 31, 2020 and the quarter ended March 31, 2021, including, in each case, the notes, if any, thereto (collectively, the “ID Financial Statements”) attached Section 2.6 of the ID Disclosure Letter: (i) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to ID) and the absence of complete footnotes) in all material respects the financial position of ID as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended; and (ii) were compiled from, and are consistent with, the books and records of ID, which books and records are accurate and complete in all material respects.

(c) ID is not a party to, nor does ID have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among ID, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, ID in ID’s financial statements.

(d) ID does not currently have outstanding (and will not have outstanding on the Closing Date) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”)) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of ID.

2.7 Compliance; Permits.

(a) Except as set forth in Section 2.7(a) of the ID Disclosure Letter, ID is not in conflict with, or in default or violation of: (i) any Law or Order applicable to ID, or by which any of its respective properties is bound or affected; or (ii) any Contract to which ID is a party or by which ID or any of its respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a ID Material Adverse Effect. No Governmental Entity has indicated in writing to ID an intention to conduct an investigation or review against ID, and, to the Knowledge of ID, no investigation or review by any Governmental Entity is pending or threatened in writing against ID.

(b) ID holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of ID as currently conducted (collectively, the “ID Permits”). To the Knowledge of ID, ID is in compliance in all material respects with the terms of each of the ID Permits applicable to it.

2.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of March 31, 2021 included in the ID Financial Statements or as disclosed in Section 2.8 of the ID Disclosure Letter or with respect to fees and expenses of third parties engaged in connection with the Merger and the transactions contemplated by this Agreement, ID has not at such date, and has not incurred since such date, any Liabilities, except Liabilities or obligations which were incurred in the Ordinary Course of Business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which, in the aggregate would not be reasonably expected to have an aggregate obligation amount in excess of $25,000.

2.9 Absence of Certain Changes or Events. Since March 31, 2021, except as described in Section 2.9 of the ID Disclosure Letter or pursuant to this Agreement, ID has not:

(a) sold or transferred (including licensed) or otherwise disposed of any material portion of its assets or properties that would be material to ID, except for sales or transfers in the Ordinary Course of Business consistent with past practice;

(b) suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;

(c) suffered any change to its businesses, other than in the Ordinary Course of Business consistent with past practice, which has had, or would reasonably be expected to have, a ID Material Adverse Effect;

(d) entered into any Contract that would constitute a ID Material Agreement, other than in the Ordinary Course of Business consistent with past practice;

(e) terminated or materially modified, waived any material right under or cancelled any ID Material Agreement or waived any material right with respect to any of the items disclosed in Section 2.18 of the ID Disclosure Letter;

(f) incurred any Liens on any material assets or property, or any losses, damages, deficiencies, Liabilities, except for Liabilities incurred in the Ordinary Course of Business consistent with past practice which are not material to its businesses;

(g) granted any registration rights with respect to any of its securities;

(h) paid or declared any dividends or other distributions on its equity securities of any class or issued, purchased or redeemed any of its equity securities of any class;

(i) transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 2.17 of the ID Disclosure Letter, other than in the Ordinary Course of Business consistent with past practice;

(j) made any material capital expenditures;

(k) split, combined or reclassified any units of its equity securities;

(l) made any capital investment in, or any loan to, any other Person;

(m) amended any of its organizational or constituent documents;

(n) paid any bonuses to, or materially increased any bonuses, salaries, or other compensation to, any director, officer, or employee except in the Ordinary Course of Business consistent with past practice;

(o) made any payments to any Related Party other than as described in Section  2.21 of the ID Disclosure Letter and other than wages and benefits that are in the ordinary course and consistent with past practice.

(p) adopted, modified or increased payments or benefits to any Person other than for regular annual raises that are consistent with past practices;

(q) entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $100,000;

(r) materially changed any accounting method or period, made, changed or revoked any material Tax election, filed an income or other material Tax Return in a jurisdiction in which such a Tax Return was not previously filed, consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, entered into a closing agreement with a taxing authority, or settled any administrative or judicial proceeding related to Taxes;

(s) changed any of the material terms in any material respect for the license of its products and services;

(t) instituted, settled or compromised any Legal Actions pending or threatened in writing before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $25,000 in the aggregate; or

(u) agreed or committed, whether orally or in writing, to do any of the foregoing.

2.10 Absence of Litigation. Except as otherwise provided in Section 2.10 of the ID Disclosure Letter, to the Knowledge of ID, there are no Legal Actions pending or threatened in writing against ID, or any properties or rights of ID, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

2.11 Employee Benefit Plans.

(a) Employee Plans.

(i) Other than those plans, policies or programs required to be maintained by applicable law, Section 2.11(a) of the ID Disclosure Letter lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated):

(A) maintained, contributed to, or required to be contributed to, by ID; or

(B) covering any current or former employee, director, officer or independent contractor of ID; or

(C) maintained, contributed to, or required to be contributed to, by any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with ID within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (a “ID ERISA Affiliate”) under which ID has any Liability with respect to any current or former employee, director, officer or independent contractor of ID (the “ID Plans”).

(ii) To ID’s Knowledge, ID has made available to CHC, as applicable:

(A) correct and complete copies of all documents embodying each ID Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such ID Plan (or, in the case of any unwritten ID Plan, a written summary of the material provisions of such plan or agreement);

(B) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ID Plan;

(C) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ID Plan;

(D) all IRS determination, opinion, notification and advisory letters;

(E) all material correspondence to or from any Governmental Entity relating to any ID Plan;

(F) to the extent available, all discrimination tests for each ID Plan for the most recent three (3) plan years;

(G) the most recent annual actuarial valuations and/or periodic accounting, if any, prepared for each ID Plan;

(H) all material written agreements and contracts relating to each ID Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

(I) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any ID Plan or proposed ID Plan; and

(J) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each ID Plan.

(b) To ID’s Knowledge, the member of ID and each ID ERISA Affiliate is in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the ID Plans. To ID’s Knowledge, each ID Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such ID Plans.

(c) No Legal Action (excluding individual claims for benefits incurred in the normal operation of each ID Plan) has been brought, or, to the Knowledge of ID, is threatened in writing, against or with respect to any such ID Plan. The member of ID has not received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of ID, there are no audits, enquiries or proceedings pending or, threatened in writing by the IRS or the DOL with respect to any ID Plans. All contributions, reserves or premium payments required to be made or accrued as of the Closing Date to the ID Plans have or will have been timely made or accrued.

(d) Any ID Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for or, in the case of a prototype plan, is entitled to rely upon) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of ID, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. ID does not have any plan or commitment to establish any new ID Plan, to materially modify any ID Plan (except to the extent required by Law or to conform any such ID Plan to the requirements of any applicable Law, in each case as previously disclosed to CHC in writing, or as required by this Agreement), or to enter into any new ID Plan.

(e) No ID Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither ID nor any ID ERISA Affiliate has ever contributed to or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither ID nor any ID ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. ID is not subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any ID Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any ID Plan that would reasonably be expected to impose a material Liability on ID.

(f) ID does not have and is not required to have any International Employee Plans.

(g) ID and, to the Knowledge of ID, each ID ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). Except as set forth in Section 2.11(g) of the ID Disclosure Letter, none of the ID Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and ID has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(h) Except as set forth in Section 2.11(h) of the ID Disclosure Letter or in this Agreement, neither the execution and delivery of this Agreement or the ID Transaction Documents nor the consummation of the Contemplated Transactions, solely by themselves, will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member, director or employee of ID under any ID Plan or otherwise; (ii) increase any benefits otherwise payable by ID to any employee or service provider; (iii) limit the right to merge, amend or terminate any ID Plan; or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(i) No payment or benefit that will or may be made by ID or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of ID under an arrangement existing prior to the Closing, either alone or in conjunction with any other payment, event or occurrence, (X) will or would reasonably be characterized as an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement or (Y) will not be fully deductible as a result of Section 162(m) of the Code as a result of circumstances existing prior to the Closing. There is no Contract to which ID is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(j) Section 2.11(j) of the ID Disclosure Letter sets forth the name, title (or job description) and current annual salary of all current employees of ID (“ID Employees”).

(k) Except as would not reasonably be expected to result in a material liability to ID, each ID Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such ID Plan is subject to tax under Section 409A of the Code.

(l) To the Knowledge of ID, ID and each ID ERISA Affiliate has, for purposes of each ID Plan, correctly classified all individuals performing services for ID as common law employees, leased employees, independent contractors or agents, as applicable.

2.12 Labor Matters.

(a) ID is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by ID nor does ID know of any activities or proceedings of any labor union to organize any such employees. ID does not have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of ID.

(b) Except as disclosed in Section 2.12(b) of the ID Disclosure Letter, during the past three (3) years: (i) ID is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours; (ii) to the Knowledge of ID, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between ID (on the one hand) and any of the current or former employees or current or former workers of ID (on the other hand); (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of ID, overt threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (iv) ID has not been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees or employment practices; and (v) to the Knowledge of ID, ID has not been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of ID, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c) To the Knowledge of ID, all of the employees of ID are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d) To the Knowledge of ID, ID has properly treated all individuals performing rendered services to ID as employees, leased employees, independent contractors or agents, as applicable, for all federal, state, local and foreign Tax purposes. Within the last six (6) years there has been no determination by any Governmental Entity that any service provider treated by ID as an independent contractor should have been treated as an employee of ID.

2.13 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon ID or to which ID is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of ID, any acquisition of property by ID or the conduct of business by ID as currently conducted.

2.14 Title to Property.

(a) ID owns no real property. Section 2.14 of the ID Disclosure Letter identifies by street address all real property leased or subleased by ID (the “ID Leased Real Estate”). All ID Leased Real Estate is leased or licensed to ID pursuant to written leases or Contracts, complete and accurate copies of which have been previously delivered or made available to CHC (collectively the “ID Leases”). ID has a valid leasehold interest in ID Leased Real Estate, free and clear of all Liens. ID has not subleased any ID Leased Real Estate. ID Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on Section 2.14 of the ID Disclosure Letter. ID Leases are in full force and effect. To the Knowledge of ID, there are no defaults in any material respect on the part of any landlord, sublandlord, licensor or ID under the ID Leases. ID has performed in all material respects all of the obligations on its part to be performed under the ID Leases. No written consent of any landlord or sublandlord or any licensor under ID Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the ID Transaction Documents except as otherwise provided in Section 2.14 of the ID Disclosure Letter.

(b) ID has not received written notice that the use or occupancy of ID Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c) There are no pending or, to the Knowledge of ID, threatened in writing, condemnation proceedings with respect to any material portion of ID Leased Real Estate.

2.15 Taxes.

(a) Definition of Taxes, Tax Returns and Tax Sharing Agreement. For all purposes of and under this Agreement, (i) “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, and additions imposed by a taxing authority with respect to such amounts; and (ii) “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing; and (iii) “Tax Sharing Agreement” means a written agreement, the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

(b) Tax Returns and Audits. Except as may be disclosed by ID in Section 2.15 of the ID Disclosure Letter:

(i) ID has filed all material U.S. federal, state, local and foreign Tax Returns required to be filed by ID. Such Tax Returns are true and correct in all material respects, have been completed in all material respects in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid, other than any Taxes that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been established.

(ii) ID has delivered or made available to CHC correct and complete copies of all income Tax Returns of ID, and all examination reports, statements of deficiencies assessed against or agreed to by ID or ID Member (with respect to the ownership, operation or management of ID), and other material correspondence with Taxing authorities filed with respect to ID, or received by ID or ID Member (with respect to the ownership, operation or management of ID), with respect to taxable periods beginning on or after January 1, 2017. There are no liens for Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established) upon any assets of ID, or any units, stock or membership interests in ID.

(iii) There is no outstanding unresolved Tax deficiency proposed or assessed in writing against ID or ID Member (with respect to the ownership, operation or management of ID) by a Taxing authority, nor has ID executed any unexpired waiver or extension of any statute of limitations for the assessment, reassessment or collection of any Tax, and no power of attorney granted by ID with respect to any Taxes is currently in force, other than powers of attorney entered into in connection with, and limited to, the preparation or filing of Tax Returns.

(iv) No Tax audits, other administrative proceedings or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of ID or ID Member (with respect to the ownership, operation or management of ID).

(v) ID has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is or was ID). ID has no liability for Taxes of any Person (other than ID) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Tax Sharing Agreement or otherwise pursuant to Law.

(vi) ID has been treated as an “S corporation” for U.S. federal income tax purposes since its formation.

(vii) ID has (i) withheld all material Taxes required to be withheld from its employees, agents, contractors and nonresident members and remitted such amounts to the proper agencies to the extent required by applicable Law; (ii) paid all required material employer payroll Taxes and withholdings due and payable by ID; and (iii) filed all material Tax Returns with respect to employee income tax withholdings, Social Security and unemployment taxes and premiums, and other payroll Taxes required to be filed by ID, all in compliance in all material respects with applicable law.

(viii) ID has never been a party to any Tax Sharing Agreement.

(ix) ID will not be required as a result of (i) a change in method of accounting made prior to the Closing or determination by a taxing authority of ID’s use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii)  any “closing agreement,” as described in Section 7121 of the Code, or any corresponding provision of state or local Law, with respect to a taxable period ending on or prior to the Closing Date entered prior to the Closing, (iii) any installment sale or open transaction disposition occurring during a taxable period ending on or prior to the Closing Date, (iv) the receipt of any prepaid revenue on or prior to the Closing Date, (v) an election under Section 108(i) of the Code made prior to the Closing with respect to a taxable period ending on or prior to the Closing Date, or (vi) any delay of payment of employment taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) made prior to the Closing, the advance refunding of credits under Section 3606 of the CARES Act made prior to the Closing (collectively, (i) through (vi), the “Tax Accrual Amounts”), to include any material item of income or exclude any material item of deduction for any taxable period (or portion thereof) beginning after the Closing that would not have otherwise so been included or excluded as the case may be.

(x) No written claim has been made by a Taxing authority in a jurisdiction where ID does not file Tax Returns that ID is subject to taxation by such jurisdiction.

(xi) In the past five (5) years, ID has not distributed, or been distributed by, a corporation in a transaction that was intended to qualify under Code Section 355.

(xii) ID has not engaged in any transaction which is a “listed transaction” within the meaning of Income Tax Regulation Section 1.6011-4(b).

(xiii) Neither ID nor any of its Affiliates has taken or agreed to take any action, nor does ID or ID Member have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To ID’s Knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xiv) Notwithstanding anything to the contrary in this Agreement (i) the representations and warranties set forth in Section 2.9(r), this Section 2.15(b) and Sections 2.11 and 2.12 (solely as they relate to Taxes) are the only representations and warranties being made by ID in this Agreement with respect to Taxes and (ii) ID is not making, and shall not be construed to have made, any representation or warranty as to the amount or utilization of any net operating loss, tax credit, tax basis or other Tax attribute of ID after the Closing Date. None of the representations in this Section 2.15(b) other than Sections 2.15(b)(v), Section 2.15(b)(viii), Section 2.15(b)(ix) or Section 2.15(b)(xi) may be relied upon to claim indemnification for Taxes for any taxable period (or portion thereof) beginning after the Closing Date.

2.16 Environmental Matters.

(a) To the Knowledge of ID, ID is in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b) ID is not required to hold any Environmental Permits for the operation of its businesses.

(c) To the Knowledge of ID, there is no Environmental Claim pending or overtly threatened in writing against ID nor is there any reasonable basis for any such claim or any Liability, in each case, under any applicable Environmental Law.

2.17 Intellectual Property.

(a) Section 2.17(a)(i) of the ID Disclosure Letter contains an accurate and complete list of all ID Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable: (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; (ii) the registration or application numbers thereof; and (iii) the date the Registered Intellectual Property Right was granted or such application was filed. Section 2.17(a)(ii) contains an accurate and complete list of all ID Licensed Intellectual Property Rights, specifying as to each such Licensed Intellectual Property Right, as applicable: (i) the name and address of the licensor; and (ii) a brief description of the technology licensed. Section 2.17(a)(iii) of the ID Disclosure Letter contains an accurate and complete list of all ID Intellectual Property Rights that are material to the business of ID, both owned and licensed. Section 2.17(a) of the ID Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of ID, excluding (x) commercially available “shrink-wrap” software, and (y) Computer Software that ID receives as “free software,” “open source software” or under a similar licensing or distribution model. Section 2.17(a) of the ID Disclosure Letter lists all material Computer Software and service offerings that have been licensed, sold, distributed or provided to third parties on or after January 1, 2016 under which ID is obligated to provide maintenance or support (collectively, “ID Products”). ID does not own or have any interest in any patents or patent applications.

(b) Section 2.17(b) of the ID Disclosure Letter lists all License Agreements and Contracts under which ID has granted any third-party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any ID Intellectual Property Right. Section 2.17(b) of the ID Disclosure Letter lists any material License Agreements and Contracts under which (x) ID has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from ID or from escrow.

(c) ID is not a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations, in each case, that restrict the rights of ID to use or enforce any ID Intellectual Property Rights.

(d) Except as listed in Section 2.17(d), ID owns all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all ID Intellectual Property Rights. Except as listed in Section 2.17(d) of the ID Disclosure Letter, ID is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each ID Registered Intellectual Property Right.

(e) To the Knowledge of ID, ID’s Licensed Intellectual Property Rights and ID Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of ID as currently conducted. To ID’s Knowledge, the conduct of the business of ID as such business is currently conducted, including the design, development, marketing and sale of ID Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f) Except as listed in Section 2.10 of the ID Disclosure Letter, ID has not received any written, or, to the Knowledge of ID, oral, communications from any third party that claim that the operation of the business of ID, or any act of ID, or any ID Product or service, or the use of any ID Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction. ID has not received any written communication from a third party pursuant to which the third party offered ID a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g) ID has not received written notice of, and there is no pending or, to the Knowledge of ID, threatened in writing, Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any ID Intellectual Property Rights. There is no pending or, to the Knowledge of ID, threatened in writing, Legal Action relating to the business of ID before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability, or registrability of any of ID’s Licensed Intellectual Property Rights or the rights of ID to use or exploit any of ID’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a ID Material Adverse Effect.

(h) Except as listed in Section 2.10 of the ID Disclosure Letter, to the Knowledge of ID but without investigation by or for ID, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any ID Intellectual Property Rights. ID has not brought any Legal Action against any third-party alleging infringement, misappropriation or violation of ID Intellectual Property Rights that remain unresolved. ID has the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of ID Intellectual Property Rights.

(i) To the Knowledge of ID, ID Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired (other than through passage of a patent’s “twenty year term”), and, with respect to ID Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of ID, neither ID nor any of its officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any ID Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any ID Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such ID Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such ID Registered Intellectual Property Rights.

(j) ID has made commercially reasonable efforts to protect its trade secrets and preserve their status as intellectual property under applicable Law. ID’s practice is to require all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with ID.

(k) Following the Effective Time, the Surviving Company will be permitted upon its compliance with any notices or similar regulatory requirements to exercise all of the rights of ID under such License Agreements or Contracts to the same extent ID would have been able to had the Contemplated Transactions not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties or payments which ID would otherwise be required to pay. The consummation of the Merger and the Contemplated Transactions will not: (i) result in the breach, modification, cancellation, termination, or suspension of any of ID’s License Agreements or any Contract with any customer of ID, or give any Person (other than ID) or a party to any of ID’s License Agreements or any Contract with any customer of ID the right to do any of the foregoing; (ii) give rise to a right by any third party to obtain, directly from ID or from escrow, source code for Computer Software or other proprietary materials of ID; (iii) result in the loss or impairment of ID’s ownership of or right to use ID Intellectual Property Rights or Licensed Intellectual Property Rights; or (iv) cause the Surviving Company or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Company or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(l) To ID’s Knowledge, since December 31, 2018, ID has complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of ID. ID has complied in all material respects with all rules, policies and procedures established by ID from time to time with respect to the foregoing, if any. No claims are pending or, to ID’s Knowledge, threatened in writing or likely to be asserted, against ID by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To ID’s Knowledge, the consummation of the Merger and the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(m) With respect to sensitive personally identifiable information, to ID’s Knowledge, ID has taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of ID, there has been no unauthorized access to or other misuse of that information.

2.18 Material Agreements. Section 2.18 of the ID Disclosure Letter sets forth a list of all ID Material Agreements. All of the ID Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of ID and, to the Knowledge of ID, constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by ID under any of the ID Material Agreements or, to the Knowledge of ID, events which with notice or the passage of time would constitute a material breach or default by ID, and, to the Knowledge of ID, there is no material breach or default from any other party under any of the ID Material Agreements. ID has made available to CHC true and complete copies of all ID Material Agreements, including all amendments thereto. All consents and approvals required under the ID Material Agreements in order for the Transactions to be consummated without a breach or default occurring under the ID Material Agreements have been obtained and are in full force and effect as of the Agreement Date.

2.19 Customers and Suppliers. ID has delivered or made available to CHC a list identifying each customer of ID from which, for the twelve (12) month period ended December 31, 2020, ID received revenue in excess of $100,000 for such period (collectively, “ID Major Customers”). Section 2.19 of the ID Disclosure Letter sets forth the names of the ten (10) largest suppliers (by expenditure) to ID for the twelve (12) month period ended December 31, 2020. Within the preceding twelve (12) months, ID has not received written or, to the Knowledge of ID, oral, notice that any ID Major Customer or supplier listed in Section 2.19 of the ID Disclosure Letter has: (i) threatened in writing to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with ID; (ii) decreased materially or threatened in writing to stop, decrease or limit materially, or intends to modify materially its relationships with ID; or (iii) intends to refuse to pay any amount due to ID or seek to exercise any remedy against ID. ID has not, within the past twelve (12) months, been engaged in any material dispute with any ID Major Customer or supplier listed in Section 2.19 of the ID Disclosure Letter. ID is in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

2.20 Agreements with Regulatory Agencies. ID is not (a) subject to any cease-and-desist or other Order issued by, (b) a party to any Contract, consent agreement or memorandum of understanding with, (c) a party to any commitment letter or similar undertaking to, (d) subject to any order or directive by, (e) a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 2.20, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect the Surviving Company’s ability to conduct the business of ID after the Effective Time, as presently conducted. ID has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a ID Material Adverse Effect.

2.21 Related Party Transactions. Other than as disclosed in Section 2.21 of the ID Disclosure Letter, no Related Party is a party to any Contract with or binding upon ID or any of its assets, rights or properties or has any interest in any property owned by ID or has engaged in any transaction with any of the foregoing within the last twelve (12) months or during the calendar year 2020.

2.22 Accounts Receivable. The accounts receivable of ID outstanding at the Effective Time represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by ID in the Ordinary Course of Business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not, to the Knowledge of ID, subject to any material defenses, set-offs or counterclaims. ID has performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform. ID will bill all unbilled receivables in the Ordinary Course of Business consistent with past practice.

2.23 Deferred Revenue. The deferred revenue balance of ID represents or will represent valid, bona fide obligations of ID to perform services in the Ordinary Course of Business consistent with past practices and the amount of cash payable to ID under such Contracts (including amounts that will have been paid as of the Effective Time) has not been modified or accelerated in any material respects from the payment obligations of the agreement when initially executed and delivered. To the Knowledge of ID, the obligations of ID under the Contracts underlying the deferred revenue amounts of ID were incurred in the Ordinary Course of Business consistent with past practices.

2.24 Insurance. All casualty, general liability, business interruption, product liability, director and officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by ID are listed in Section 2.24 of the ID Disclosure Letter (the “ID Insurance Policies”) and true and complete copies of the ID Insurance Policies have been made available to CHC. ID has not received any written notice of cancellation or premium increase with respect to or alteration of coverage under any ID Insurance Policy with respect to such ID Insurance Policies other than such that are consistent with insurance policy premium increases and coverages, generally. There are no claims related to the business of ID pending under any ID Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

2.25 Manager/ID Member Approval. The Manager of ID has unanimously (i) determined that the Merger is fair to and in the best interests of the member of ID and (ii) approved this Agreement and the Contemplated Transactions (collectively, the “ID Approval”).

2.26 Member Approval. The ID Member, as the sole holder of all of the ID Units (the “ID Members’ Approval”) has (i) approved this Agreement and the Contemplated Transactions; and (ii) determined that the Merger is fair to and in the best interests of the member of ID.

2.27 Brokers. ID has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.29 Own Account. ID Member acknowledges that CHC Shares are being acquired solely for the ID Member’s own account and not as a nominee for any other party, for investment, not with a view toward distribution or resale, and ID Member agrees that he will not offer, sell, or otherwise dispose of CHC Shares except under circumstances that will not result in a violation of the Securities Act or any state or foreign securities laws.

2.30 Securities Laws. ID Member understands and acknowledges that the CHC Shares to be issued to ID Member hereunder are not registered under the Securities Act of 1933 or qualified under applicable state securities laws on the ground that the issuance contemplated will be exempt from the registration and qualification requirements thereof, and that CHC’s reliance on such exemption is predicated on ID Member’s representations set forth herein. CHC Shares shall bear a restricted legend that such shares are subject to this Agreement, have not been registered, and are restricted securities as defined in Rule 144 under the Securities Act, in addition to any other legend required under applicable securities laws

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CHC

CHC hereby represents and warrants to ID, subject to such exceptions as may be noted below or as disclosed in CHC SEC Documents, as set forth below in this ARTICLE III.

3.1 Organization and Qualification; Subsidiary.

(a) Duly Organized. CHC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) No Prior Merger Sub Operations. The Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger. CHC is the only member of Merger Sub.

3.2 Authority Relative to this Agreement. Each of CHC and Merger Sub has all necessary corporate or organizational power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party (the “CHC Transaction Documents”) and to perform its obligations hereunder and thereunder and, to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Sub, and the consummation by CHC and Merger Sub of the Contemplated Transactions, have been duly and validly authorized by all necessary corporate or organizational action on the part of CHC and Merger Sub, and no other corporate or organizational proceedings on the part of CHC or Merger Sub are necessary to authorize this Agreement and the CHC Transaction Documents or to consummate the transactions so contemplated. This Agreement and the CHC Transaction Documents have been duly and validly executed and delivered by CHC and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the legal and binding obligation of CHC and Merger Sub, enforceable against CHC and Merger Sub in accordance with their respective terms, subject to: (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.3 Valid Issuance of Shares & Registration. The CHC Stock and the shares underlying the CHC Convertible Note, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations and warranties of ID herein, the CHC Common Stock and the shares underlying the CHC Convertible Note will be issued in compliance with a valid private placement exemption under all applicable federal and state securities laws.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the CHC Transaction Documents by each of CHC and Merger Sub do not, and the performance of this Agreement and the Transaction Documents by each of CHC and Merger Sub will not: (i) conflict with or violate the organizational documents of CHC or Merger Sub, as the case may be; (ii) conflict with or violate any Law applicable to CHC or Merger Sub; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of CHC pursuant to, any material Contract.

(b) The execution and delivery of this Agreement and the CHC Transaction Documents by CHC and Merger Sub do not, and the performance of this Agreement and the CHC Transaction Documents by CHC and Merger Sub will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and the Nasdaq Markets; (ii) the filing and recordation of the Articles of Merger as required by the CCC, as applicable; and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a CHC Material Adverse Effect.

3.5 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon CHC or to which CHC is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of any member of CHC, any acquisition of property by CHC or the conduct of business by CHC or its Affiliates as currently conducted.

3.6 Agreements with Regulatory Agencies. CHC is not subject to a Regulatory Agreement issued by or with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the Contemplated Transactions, to impair in any material respect CHC’s ability to conduct the business of CHC after the Effective Time, as presently conducted. CHC has not been informed in writing by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement.

3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. (a) As of the date hereof, CHC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act since January 1, 2018 (the “CHC SEC Documents”). True, correct, and complete copies of all the CHC SEC Documents are publicly available on EDGAR. As of their respective filing dates, the CHC SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the CHC SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of CHC, none of the CHC SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the CHC SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Financial Statements. To the Knowledge of CHC, as of their respective dates, the financial statements of CHC included in the CHC SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, and audited by a firm that is a member a member of the Public Companies Accounting Oversight Board consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of CHC as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Undisclosed Liabilities. The most recent audited balance sheet of CHC contained in the CHC SEC Documents filed prior to the date hereof is hereinafter referred to as the “CHC Balance Sheet.” To the Knowledge of CHC, neither CHC nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the CHC Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the CHC Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a CHC Material Adverse Effect.

(d) Nasdaq Compliance. CHC is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

3.8 No Orders or Investigations. None of CHC or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a CHC Material Adverse Effect. To the Knowledge of CHC, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of CHC, threatened in writing, in each case regarding any accounting practices of CHC or any of its Subsidiaries or any malfeasance by any officer or director of CHC.

3.9 Information Supplied. To the Knowledge of CHC or the Chief Financial Officer of CHC, none of the information supplied or intended to be supplied by or on behalf of CHC or Merger Sub for inclusion or incorporation by reference in the Resale S-1 will, at the time the Resale S-1 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by CHC or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of CHC or Merger Sub.

3.10 Board Approval. The CHC Board has unanimously approved this Agreement and the Contemplated Transactions. The Manager of Merger Sub has unanimously approved this Agreement and the Contemplated Transactions.

3.11 Brokers. CHC has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12 Taxes.

(a) Merger Sub is an entity newly formed for the purpose of participating in the Reorganization and is wholly owned by CHC, which is in “control” of Merger Sub within the meaning of Section 368(c) of the Code.

(b) Since the date of its formation, Merger Sub has been properly treated as an entity that is disregarded as separate from CHC for U.S. federal income Tax purposes and Merger Sub will be so treated up to and including immediately prior to the effective time of the Merger.

(c) None of CHC and its Subsidiaries or any of their Affiliates has taken or agreed to take any action, nor do CHC and its Subsidiaries have knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To CHC’s Knowledge, there are no agreements, plans or other circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1 Covenants of ID and CHC. At all times from and after the date hereof until the Effective Time, ID covenants and agrees that (except as necessary to effectuate the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):

(a) Ordinary Course.

(i) ID shall conduct its businesses only in, and shall not take any action except in, the ordinary course consistent with past practice.

(ii) CHC and its subsidiaries shall conduct their respective businesses only in, and none of CHC and its subsidiaries shall take any action except in, the ordinary course consistent with past practice.

(b) ID Negative Covenants. Without limiting the generality of Section 4.1(a): (i) ID shall use all commercially reasonable efforts to preserve intact in all material respects its respective present business organizations and reputation, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental Entities; and (ii) except as necessary to effectuate the Merger or as contemplated by this Agreement, ID shall not, except as otherwise expressly provided for in this Agreement:

(i) amend or propose to amend their organizational documents other than as contemplated in connection with this Agreement;

(ii) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its membership interests or capital stock (other than distributions to the ID Member in respect of its tax liabilities), (x) split, combine, reclassify or take similar action with respect to any of its membership interests or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests or shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any membership interests or shares of its capital stock or any options with respect thereto;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any membership interests of shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms);

(iv) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets;

(v) other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi) except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax reporting practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii) except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;

(viii) (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in excess of $25,000 in the aggregate, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; provided that ID may prepay or defease any indebtedness for borrowed money if such may be done without the payment of any additional fee (other than amounts owed under the terms of such indebtedness); provided that the foregoing shall not apply to any Payroll Protection Program loan or other Small Business Administration loan;

(ix) enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any employee or similar benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee, except for annual salary increases in the ordinary course of business consistent with past practices;

(x) enter into any Material Agreement or amend, modify, or otherwise terminate, any existing ID Material Agreement, as applicable, in each case, other than in the ordinary course of business and consistent with past practices;

(xi) make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $25,000;

(xii) make any material change in the lines of business in which it participates or is engaged;

(xiii) institute, settle or compromise any Legal Actions pending or threatened in writing before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $25,000 in the aggregate; provided that neither ID nor its subsidiaries, if any, shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

(xiv) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing (other than those Contracts, commitments and arrangements pending as of the date hereof).

4.2 Advice of Changes. Each of CHC and ID shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, an ID Material Adverse Effect or a CHC Material Adverse Effect, as applicable; provided that no Party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 4.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

4.3 Notice and Cure. Each of CHC and ID will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of CHC and ID also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein; provided that the applicable Disclosure Letter of a Party may, with the written consent of the other Party, be updated to account for such change.

4.4 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of CHC and ID will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither CHC nor ID will, nor will it permit any of its subsidiaries to, take or fail to take any action that would be reasonably expected to result in the nonfulfillment of any such condition.

ARTICLE V
CONDITIONS

5.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Stockholder and Member Approval.

(i) ID Members’ Approval shall have been obtained.

(ii) Merger Sub’s member approval shall have been obtained.

(b) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions hereby and no such Law or Order shall be pending.

5.2 Conditions to Obligation of CHC to Effect the Merger.  The obligation of CHC to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by CHC in its sole discretion):

(a) Representations and Warranties.  The representations and warranties made by ID in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. ID shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of ID by its Chief Executive Officer, to such effect.

(b) Performance of Obligations.  ID shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by ID at or prior to the Closing, and ID shall have delivered to CHC a certificate, dated the Closing Date and executed in the name and on behalf of ID by its Chief Executive Officer or equivalent, to such effect.

(c) Governmental and Regulatory and Other Consents and ID Approvals. Other than the filing of the Articles of Merger and the receipt of the ID Members’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of CHC, ID or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 2.5 of the ID Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to CHC and CHC shall be able to issue the shares of CHC Common Stock in the Merger pursuant to an exemption from the registration requirements under the Securities Act under Regulation D promulgated thereunder.

(d) Proceedings. All proceedings to be taken on the part of ID in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to CHC, and CHC shall have received copies of all such documents and other evidences as CHC may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) ID Material Adverse Effect. Since the date hereof, there shall not have been any ID Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have an ID Material Adverse Effect.

(f) Non-Solicitation Non-Competition. The Non-Solicitation and Non-Compete Agreement is the form attached hereto as Exhibit C has been executed by ID Member.

5.3 Conditions to Obligation of ID to Effect the Merger.  The obligation of ID to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by ID in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by CHC in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only.

(b) Performance of Obligations. CHC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by CHC at or prior to the Closing.

(c) Governmental and Regulatory and Other Consents and CHC Approvals. Other than the filing of the Articles of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of ID, CHC or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, shall have been made or obtained, all in form and substance reasonably satisfactory to ID.

(d) Proceedings. All proceedings to be taken on the part of CHC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to ID, and ID shall have received copies of all such documents and other evidences as ID may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e) CHC Material Adverse Effect. Since the date hereof, there shall not have been any CHC Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a CHC Material Adverse Effect.

(f) Employment Agreement. The Employment Agreement is the form attached hereto as Exhibit D has been executed by CHC.

(g) Funding. CHC will have paid to ID Member the CHC Cash Consideration pursuant to Section 1.7(a)(ii), and shall have delivered to ID Member the CHC Stock and the CHC Convertible Note pursuant to Section 1.7(a)(i) and Section 1.7(a)(iii), respectively.

ARTICLE VI
TERMINATION

6.1 Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent.  By mutual written agreement of each of (x) CHC and (y) ID duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) Expiration of Time.  By either ID or CHC upon notification to the non-terminating party by the terminating party:

(i) at any time after May 31, 2021, if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within five (5) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable.

6.2 Effect of Termination.  If this Agreement is validly terminated by either ID or CHC pursuant to Section 6.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either ID or CHC (or any of their respective Representatives or Affiliates), except: (i) this Section 6.2 and ARTICLE X, and, in each case, the provisions of this Agreement that interpret or relate to such provisions will continue to apply following any such termination; and (ii) that nothing contained herein shall relieve any Party from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, provided that no party’s liability under this Section 6.2 shall not exceed $50,000.

ARTICLE VII
INDEMNIFICATION; EQUITABLE RELIEF

7.1 Survival.

(a) Except in the case of fraud, the representations and warranties of the ID, CHC and Merger Sub, as applicable, contained in ARTICLE II and ARTICLE III of this Agreement and the covenants and agreements of the ID Member, ID, CHC and Merger Sub, as applicable, contained in this Agreement will each survive the Closing Date but only to the following extent: (i) all covenants and agreements will survive the Closing Date in accordance with their respective terms, including but not limited to, Sections 8.3, 8.4 and 8.5; (ii) except as provided in clause (iii) below, the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement shall survive the Closing Date until the date that is 180 days following the Closing Date (the “Basic Indemnification Period”); and (iii) the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.15, Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.12 shall survive the Closing Date through the expiration of the statute of limitations applicable to the subject matter thereof (the “Fundamental Representations”).

(b) All claims for indemnification must be asserted on or prior to the date of the termination of the respective survival periods set forth in Section 7.1(a) except such claims may be pursued thereafter if written notice thereof in accordance with the terms hereof was duly given within such period. If any claim has been asserted in accordance with the terms hereof prior to the expiration of the applicable survival period, such claim, if unresolved as of such expiration date, shall not be extinguished as barred by the expiration of the relevant representation and warranty and such claims shall survive until finally resolved by a settlement agreement executed by the applicable parties or by binding arbitration in accordance with this ARTICLE VII. Any claim for indemnification not made by CHC or the ID Member, as applicable, on or prior to the date of expiration of the applicable survival period will be irrevocably and unconditionally released and waived.

7.2 General Indemnification Obligations.

(a) Subject to the terms, conditions and limitations set forth in this ARTICLE VII, from and after the Closing, the ID Member shall, indemnify and hold harmless CHC, the Surviving Company and their respective successors and permitted assigns, and the officers, employees, directors, managers, members, Affiliates, partners and stockholders of CHC (collectively, the “CHC Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees (including reasonable investigation fees), expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”) actually incurred by any of the CHC Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of ID contained in ARTICLE II of this Agreement or in a certificate delivered by or on behalf of ID pursuant to this Agreement, (ii) any breach of the covenants or agreements of ID or the ID Member contained in this Agreement and (iii) any Retained Tax Liabilities.

(b) Subject to the terms, conditions and limitations set forth in this ARTICLE VII, from and after the Closing, each of CHC and the Surviving Company, jointly and severally, shall indemnify and hold harmless the ID Member, and his respective successors and permitted assigns, and heirs and personal representatives (the “ID Indemnitees”) from and against any and all Losses actually incurred by any of ID Indemnitees following the Closing Date based upon or arising from (i) any breach of or inaccuracy in the representations and warranties of CHC or Merger Sub contained in ARTICLE III or in a certificate delivered pursuant to this Agreement, and (ii) any breach of the covenants or agreements of CHC or Merger Sub contained in this Agreement.

7.3 Exclusive Remedy. The Parties agree that, from and after the Closing, the sole and exclusive remedy of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, other than claims for fraud on the part of a Party in connection with the Merger or the other Contemplated Transactions, are (x) the indemnification provided in this ARTICLE VII and Sections 8.3(c) and 8.4(b), and (y) equitable remedies (including, but not limited to, specific performance).

7.4 Limitations on Liability and Indemnification Payments. Notwithstanding anything in this Agreement or otherwise to the contrary (except as contemplated by the last sentence of Section 7.3), the right of an Indemnitee to indemnification is limited as follows:

(a) The CHC Indemnitees and ID Indemnitees, respectively, will be entitled to indemnification pursuant to Section 7.2(a)(i) or Section 7.2(a)(i) on account of any Losses (other than Losses arising out of a breach of or inaccuracy in a Fundamental Representation, which shall not be subject to this clause) solely to the extent (but only to the extent) that the aggregate amount of all Losses actually incurred by such Indemnitees exceeds $50,000 (the “Threshold”), in which event the CHC Indemnitees or ID Indemnitees, as applicable, will be entitled to indemnification for all such Losses solely to the extent exceeding the Threshold. In determining whether the applicable Threshold has been achieved, Losses relating to a particular event, occurrence, or breach will be counted and included only to the extent they exceed $10,000 individually, such that claims involving Losses below that amount will be deemed to be and treated as de minimis and not count toward the Threshold, or otherwise be included in determining whether the Threshold has been hit).

(b) An Indemnitee’s right to indemnification pursuant to Section 7.2 on account of any Losses will be reduced by (i) all insurance or other third party indemnification proceeds actually received by the Indemnitee (net of collection costs, deductibles, and retroactive premium adjustments related to the insurance claim) and (ii) any Tax Benefit realized or to be realized by an Indemnitee (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or by the Indemnitee (or any of its Affiliates) from any indemnification payment with respect to such Losses. For this purpose, a Person shall be deemed to recognize a Tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Person’s Liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Person’s actual Liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses. An Indemnitee shall use commercially reasonable efforts to claim and recover any Losses suffered by such Indemnitees under any such insurance policies or other third-party indemnities; provided, however, that an Indemnitee is not required to initiate pursuit of such insurance or indemnity proceeds prior to asserting any claim or claims under this ARTICLE VII. The ID Indemnitees shall remit to CHC any such insurance or other third-party proceeds that are paid to the ID Indemnitees with respect to Losses for which the ID Indemnitees have been previously compensated pursuant to Section 7.2(b). The CHC Indemnitees shall remit to the ID Member any such insurance or other third-party proceeds that are paid to the CHC Indemnitees with respect to Losses for which the CHC Indemnitees have been previously compensated pursuant to Section 7.2(a).

(c) The Indemnitees will not be entitled to indemnification hereunder for punitive damages except with respect to any such damages paid or payable by an Indemnitee to a third party pursuant to a third-party claim.

(d) For purposes of determining the amount of any Loss subject to indemnification hereunder (but, for the avoidance of doubt, not for purposes of determining whether any breach has occurred), the representations, warranties, covenants and agreements set forth in this Agreement shall be considered without regard to any materiality or Material Adverse Effect qualification set forth therein.

(e) No Indemnitee shall be entitled to be compensated more than once for the same Loss.

(f) Cap, Payments and Setoff. ID Member’s aggregate liability for Losses shall not exceed, and ID Member shall not be required to make aggregate indemnification payments under this Agreement in excess of, the value of the CHC Shares received by ID Member, which shall be valued at the time of any indemnification payment made hereunder at the Merger Price Per Share, regardless of the then current price of such CHC Shares. In addition, at the option of ID Member, in his sole and absolute discretion, ID Member may pay and satisfy any Losses arising from an indemnification claim (i) in cash, (ii) by offset (reduction) in the outstanding balance of the CHC Convertible Note or (iii) by the delivery of all or part of the CHC Shares (valued at the Merger Price Per Share), or any combination of the foregoing, in its sole and absolute discretion.

7.5 Procedures.

(a) Notice and Defense. If at any time a party entitled to indemnification hereunder (the “Indemnitee”) shall receive notice from any third party of any asserted Loss claimed to give rise to indemnification hereunder, the Indemnitee shall promptly give notice thereof (“Claims Notice”) to the party obligated to provide indemnification (the “Indemnitor”) of such Loss. The Claims Notice shall set forth a brief description of the Loss, in reasonable detail, and, if known or reasonably estimable, the amount of the Loss that has been or may be suffered by the Indemnitee. The failure of the Indemnitee to give a Claims Notice promptly shall not waive or otherwise affect the Indemnitor’s obligations with respect thereto, except to the extent that the Indemnitor is prejudiced as a result of such failure (or to the extent the associated claim is barred by another provision hereof regarding any survival period). All indemnity claims by the Indemnitee shall be bona fide. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim and the reasonable detail of facts and Losses relating thereto within the specified periods of survival may not be pursued until and unless properly made, and if regarding a representation or warranty, within the applicable survival period as set forth in Section 7.1(a). Thereafter, the Indemnitor shall have, at its election, the right to compromise or defend any such matter at the Indemnitor’s sole cost and expense through counsel chosen by the Indemnitor and approved by the Indemnitee (which approval shall not unreasonably be withheld); provided, however, that (i) Indemnitor provides evidence reasonably satisfactory to Indemnitee that Indemnitor has the financial wherewithal to satisfy and discharge the Loss in full, and (ii) any such compromise or defense shall be conducted in a manner which is reasonable and not contrary to the Indemnitee’s interests, and the Indemnitee shall in all events have a right to veto any such compromise or defense which is unreasonable or which would jeopardize in any material respect any assets or business of the Indemnitee or any of its affiliates or increase the potential liability of, or create a new liability for, the Indemnitee or any of its affiliates and, provided further that the Indemnitor shall in all events indemnify the Indemnitee and its affiliates against any damage resulting from the manner in which such matter is compromised or defended, including any failure to pay any such claim while such litigation is pending. Notwithstanding the foregoing, if the Indemnitor receives a firm offer to settle a third-party Claim, and the Indemnitor desires to accept such offer, the Indemnitor will give written notice to the Indemnitee to that effect. In the event that the Indemnitor does so undertake to compromise and defend a claim, the Indemnitor shall notify the Indemnitee of its intention to do so. Each party agrees in all cases to use commercially reasonable efforts to cooperate with the defending party and its counsel in the compromise of or defending of any such liabilities or claims. In addition, the nondefending party shall at all times be entitled to monitor such defense through the appointment, at its own cost and expense, of advisory counsel of its own choosing.

(b) Direct Indemnity Claim. In the event any Indemnitee should have an indemnity claim against any Indemnitor hereunder which does not involve a third-party Claim, the Indemnitee shall transmit to the Indemnitor a Claims Notice. The Indemnitor shall have fifteen (15) business days after receipt of any such Claims Notice in which to object in writing to the claim or claims made by Indemnitee in such Claims Notice, which written objection (the “Objection Notice”) shall state, in reasonable detail, the basis for Indemnitor’s objection. In the event that Indemnitor does deliver an Objection Notice with respect to any claim or claims made in any Claims Notice, the Indemnitor and the Indemnitee shall, within the fifteen (15) day period beginning as of the date of the receipt by Indemnitee of the Objection Notice, attempt in good faith to agree upon the proper resolutions of each of such claims. If the parties should so agree, a written memorandum setting forth such agreement shall be prepared and signed by both parties. If no agreement can be reached after good faith negotiations within such 15-day negotiating period (or such extended period as the Indemnitor and the Indemnitee shall mutually agree upon in writing), the parties may pursue their remedies at law (subject to the terms and conditions of this Agreement).

(c) Arbitration. CHC and the ID Member shall each provide a list of unresolved CHC Claims and Claims or anticipated claims on the 150th day following the Closing Date (the “Open Dispute Notice”). For the 30 day period following the delivery of an Open Dispute Notice (the “Response Period”), CHC and the ID Member shall meet and use their commercially reasonable efforts to settle any disputes. If CHC and the ID Member are unable to reach agreement within 30 calendar days after (i) the conclusion of the Response Period, (ii) CHC receives a Dispute Notice, or (iii) delivery of the Open Dispute Notices, then CHC and the ID Member shall submit, in writing, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute to a single arbitrator (“Arbitrator”) selected from and administered by the Nevada office of JAMS (“JAMS”), in accordance with its then existing Comprehensive Arbitration Rules & Procedures. The arbitration hearing shall be held in Nevada, and, unless otherwise agreed to in writing by the parties, all substantive and procedural issues arising therein shall be governed by and construed under the laws of the State of Delaware. The ID Member and CHC shall use their commercially reasonable efforts to cause the Arbitrator to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator and JAMS; however, the Arbitrator shall be authorized to determine whether a party is the prevailing party and, if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements, and the fees and costs of the Arbitrator and JAMS. Any decision of the Arbitrator shall be final and binding and subject to the limitations set forth in this ARTICLE VII.

(d) Access to Information. For all purposes of this ARTICLE VII (including those pertaining to disputes under Section 7.5(a) and Section 7.5(b), each Party shall cooperate with and make available to the other Parties and their respective representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as applicable, as may be reasonably required in connection with the resolution of such disputes unless it would adversely affect the ability of a Party to assert attorney-client privilege, attorney work product privilege or similar privilege.

7.6 Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be deemed to be an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law.

ARTICLE VIII
COVENANTS

8.1 Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such cost or expense.

8.2 Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by ID and CHC. After delivery of the initial press release, ID will not issue any press release except with the prior review by and approval of CHC.

8.3 Tax Matters. For the avoidance of doubt, references to ID in this Section 8.3 include the Surviving Company after the Closing.

(a) Intended Tax Treatment. The Parties intend that for U.S. federal and state income Tax purposes the Merger will qualify and be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g). From and after the date of this Agreement, each Party hereto shall use best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not take any action or position, cause any action or position to be taken, permit any action or position of its Subsidiaries to be taken, fail to take any action or cause any action to fail to be taken which action, position or failure to act would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The Parties shall prepare all Tax Returns consistent with the foregoing intentions and covenants. CHC will not and will cause its Subsidiaries and Affiliates not to take any position in any Tax filing, or in any administrative or judicial proceeding, that is inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (a) in the case of Taxes based upon, or related to, income, receipts, profits, wages, capital or net worth, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books and (b) in the case of any other Taxes (that are imposed on a periodic basis), the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period. For the avoidance of doubt, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period by an interim closing of the books as of the Closing.

(c) Indemnification for Taxes. ID Member shall, pursuant to ARTICLE VII (and subject to the limitations on indemnification therein) indemnify, defend and hold CHC and its Affiliates harmless from and against all Losses attributable to (i) any and all Taxes of ID attributable to any Pre-Closing Tax Period, (ii) any and all Taxes of any member (other than ID) of an affiliated, consolidated, combined or unitary group of which ID (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, and (iv) any and all Taxes of any person (other than ID) imposed on ID, as a transferee or successor, pursuant to any Tax Sharing Agreement to which ID was a party prior to the Closing, or under applicable Law with respect to ID, which Taxes relate to an event or transaction occurring before the Closing (collectively, (i) through (iv), “Retained Tax Liabilities”). Notwithstanding the foregoing, Retained Tax Liabilities shall not include any (A) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business, (B) Transfer Taxes that are the responsibility of CHC pursuant to Section 8.3(e), (C) Taxes that would not have been imposed but for a breach by CHC or Merger Sub of any covenant or agreement contained herein, (D) Taxes resulting from an election under Code Section 336 or Code Section 338 with respect to ID.

(d) Tax Returns.

(i) The Parties acknowledge and agree that for U.S. federal income tax purposes, the taxable year of ID will end on the end of the day on the Closing Date and, to the extent applicable Laws in other taxing jurisdictions so permit, the Parties will elect to cause the taxable year of ID to terminate on the Closing Date. The ID Member shall prepare or cause to be prepared, all Tax Returns of ID that are filed after the Closing Date with respect to any Tax period that ends on or before the Closing Date (“ID Member Tax Returns”). ID Member Tax Returns will be prepared in a manner consistent with past practices of ID unless otherwise required by Law. All Deductions shall be reported on the income Tax Returns of ID and the ID Member for taxable periods ending on or prior to the Closing Date. The ID Member shall deliver to CHC copies of all ID Member Tax Returns at least twenty (20) days prior to the due date thereof (including extensions validly obtained), provided that ID Member shall deliver to CHC copies of any such ID Member Tax Returns that are due within twenty (20) days of the Closing Date as soon as reasonably practical after the Closing Date, and shall consider in good faith any reasonable written comments from CHC received 10 days prior to such due date. CHC shall timely file such ID Member Tax Returns prepared pursuant to this Section 8.3(d)(i).

(ii) CHC shall prepare or cause to be prepared and timely file or cause to be timely filed, all Tax Returns of ID that are filed after the Closing Date with respect to any Straddle Period (“CHC Prepared Tax Returns”). CHC Prepared Tax Returns will be prepared in a manner consistent with past practices of ID unless otherwise required by Law. CHC shall deliver to the ID Member copies of all CHC Prepared Tax Returns at least twenty (20) days prior to the due date thereof (including extensions validly obtained), provided that CHC shall deliver to the ID Member copies of any such CHC Prepared Tax Returns that are due within twenty (20) days of the Closing Date as soon as reasonably practical after the Closing Date, and shall consider in good faith any reasonable written comments from ID Member received 10 days prior to such due date. If the ID Member disputes any item on such CHC Prepared Tax Return, the ID Member shall notify CHC of such disputed item (or items) and the basis for its objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the ID Member and CHC are unable to resolve any disagreement with respect to any CHC Prepared Tax Return within fifteen (15) days of delivery of a draft of such Tax Return pursuant to this Section 8.3(d)(ii), the Parties shall engage an independent accounting firm that is mutually acceptable to CHC and the ID Member (“the Accountants”), to resolve such dispute. The Accountants shall promptly determine a resolution to the disputed issue(s) and such determination shall be final and binding on the parties, and the relevant CHC Prepared Tax Return shall be prepared and filed in accordance with such determination. In the event that the Accountants’ resolution of any disputed issue is not complete by the due date for the filing of any such CHC Prepared Tax Return (and the due date for such filing may not be further extended), such CHC Prepared Tax Return shall be timely filed as prepared by CHC; provided, that the Accountants’ ultimate resolution with respect to such Tax Return shall control for purposes of the indemnification provisions of this Agreement, and, to the extent permissible under applicable Law, such CHC Prepared Tax Return shall promptly be amended in accordance with the Accountants’ resolution of each such remaining disputed issue.

(e) Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the transactions pursuant to this Agreement, including penalties and interest (“Transfer Taxes”) shall be borne equally by CHC and ID Member. CHC (at its expense) will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and ID Member will join in the execution of any such Tax Returns to the extent required by applicable Law.

(f) Certain Covenants. For the avoidance of doubt, references to Pre-Closing Tax Period in this Section 8.3(f) include any Straddle Period. CHC shall not, and shall cause its Subsidiaries and Affiliates not to, (i) amend, refile or modify any Tax Returns for a Pre-Closing Tax Period relating in whole or in part to ID, (ii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where ID did not file such Tax Return for such period, (iii) initiate discussions or examinations with any Tax authority regarding Taxes of ID or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (iv) make any voluntary disclosures with respect to Taxes of ID or any of its Subsidiaries for a Pre-Closing Tax Period, or (v) change any accounting method or adopt any accounting method or convention that increases the taxable income of ID for a Pre-Closing Tax Period or shifts deductions or losses of ID or any of its Subsidiaries from a Pre-Closing Tax Period to a period (or portion thereof) beginning (or deemed to begin) after the Closing Date, unless such adoption is required by applicable Law, in each case without the prior written consent of the ID Member, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, if CHC determines that any action described in Section 8.3(f)(ii) or (iv) is required by applicable Law, and ID Member does not consent to such action on the basis that ID Member believes such action is not required by applicable Law, the matter will be submitted to the Accountants, which will determine whether, pursuant to a “more likely than not” standard (or greater level of certainty), taking the applicable action is required by applicable Law. If the Accountants determine in the affirmative, then CHC may take such action and pursue indemnification relating to any Losses associated with such action pursuant to ARTICLE VII (subject to any limitations set forth therein). If the Accountants determine in the negative and the action could result in ID Member incurring any Liability under Law, then CHC may not take such action. If the Accountants determine in the negative and the action could not result in ID Member incurring any Liability under Law, then CHC may take such action, but no CHC Indemnitee may seek indemnification or reimbursement pursuant to this Agreement with respect to any Losses arising out of or relating to such action. CHC shall not, and shall cause its Affiliates not to, make any election under Code Section 336 or Code Section 338 in connection with the Contemplated Transactions.

(g) Tax Contests. CHC shall promptly notify the ID Member in writing within fifteen (15) days of receipt by CHC, the Surviving Company, or any of their Subsidiaries or Affiliates of notice of any pending or threatened audit, examination, investigation, suit arbitration or other administrative proceeding or inquiry or judicial proceeding involving Taxes or Tax Returns of ID for a Pre-Closing Tax Period, or that could impact the determination of a Tax Refund (a “Tax Contest”). The ID Member will have the right, to control and conduct any such Tax Contest at his sole cost and expense. CHC may participate in the proceedings relating to such Pre-Closing Tax Period Tax Contest at its sole cost and expense. ID Member shall not settle any such Tax Contest without the prior written approval of CHC, which approval shall not unreasonably be withheld, conditioned or delayed.

(h) Tax Refunds. Any and all Tax Refunds shall be for the account of ID Member. Promptly (and in any event within five (5) Business Days) upon receipt by CHC or any of its Affiliates of any such Tax Refund, CHC will pay over, by wire transfer of immediately available funds, any such Tax Refund to ID Member. At ID Member’s request, CHC will promptly cause the relevant entity (e.g., CHC, the Surviving Company, or a Subsidiary or Affiliate thereof) to file for and obtain any such Tax Refunds.

(i) Conflicts. In the event of any conflict or overlap between the provisions of this ARTICLE VIII and ARTICLE VII, the provisions of this ARTICLE VIII shall control.

(j) The covenants set forth in this Section 8.3 and the ID Member’s indemnification obligations for Retained Tax Liabilities under Section 7.2(a)(iii) shall survive the Closing Date through the expiration of the statute of limitations applicable to the subject matter thereof.

8.4 Registration.

(a) CHC will prepare and file a Registration Statement, at its cost and expense, with the Securities and Exchange Commission (the “Commission”), on Form S-1, within ninety (90) days after the Closing, covering the resale of CHC Shares issued hereunder (“the Resale S-1”). CHC shall use reasonable best efforts to cause such Resale S-1 to be declared effective under the Securities Act as soon as possible, and shall use its reasonable best efforts to keep the Resale S-1 continuously effective during the entire Effectiveness Period. “Effectiveness Period” for the purposes of any Resale S-1 required to be filed pursuant to this Agreement, means the period commencing on the Effective Date of such Registration Statement and ending on the earliest to occur of (a) the date that all of the CHC Shares covered by such Resale S-1 have been publicly sold by the holder of the CHC Shares included therein, or (b) such time as all of the CHC Shares covered by such Resale S-1 may be freely distributed, sold or otherwise disposed of by the holder without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force) promulgated under the Securities Act, as determined by counsel to CHC pursuant to a written opinion letter to such effect, addressed and acceptable to CHC’s transfer agent and the affected Shareholder. Notwithstanding the above, at such time as any of the CHC Shares which are not covered by an effective Resale S-1, may (i) be sold without registration under the Securities Act pursuant to Rule 144 (or any similar provision then in force), or (ii) are eligible to have the restrictive legend removed, CHC agrees to provide at CHC’s cost and expense, at the request of the ID Member, such legal opinion, as may be required by CHC’s transfer agent, or such broker dealer of ID Member.

(b) To the extent permitted by law, CHC will indemnify and hold harmless ID Member, and the partners, members, officers, directors, stockholders, legal counsel and accountants of ID Member against any Securities Damages, and CHC will pay to each such person or entity any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Securities Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 8.4(b) shall not apply to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such indemnified person or entity expressly for use in connection with such registration. For purposes of this Section 8.4(b), “Securities Damages” means any loss, damage, claim or liability (joint or several) to which any person or entity hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of CHC, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by CHC (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law. The indemnification set forth in this Section 8.4(b) shall not be subject to any limitations set forth herein including Section 7.4, and shall expire upon the expiration of the applicable statute of limitations underlying the claim for indemnification.

8.5 Employee Matters.

(a) CHC shall ensure that all ID Employees employed as of the Closing Date which are not party to a CHC Employment Agreement will remain employed in comparable positions and located in San Diego, California with CHC in the Innovation Digital Subsidiary business unit for a minimum of 18 months following the Closing Date, with material compensation terms (including base salaries or wage rates and target bonus opportunities) consistent with similarly situated employees of CHC; provided, however, that the foregoing clause shall not restrict CHC or its subsidiaries from terminating any ID Employee for cause or material non-performance of his or her job.

(b) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement (other than any defined benefit pension plan) established or maintained by CHC or its subsidiaries following the Closing Date for the benefit of ID Employees, CHC shall use commercially reasonable efforts to cause such plan, program or arrangement (i) to credit such Employees for service with ID on and prior to the Closing Date, except as would cause a duplication of benefits or coverage for the same period of service; and (ii) to cause each ID Employee continuing employment with CHC in the Innovation Digital Subsidiary business unit to be immediately eligible to participate, without any waiting time, in any such plan.

(c) Except as stated in Sections 8.5(a) and 8.5(b), nothing in this Section 8.5(c) shall (i) confer on any ID Employee or any other Person not a party to this Agreement any rights or remedies (including any third-party beneficiary rights) under this Section 8.5; (ii) be interpreted or construed to confer upon the ID Employees any right with respect to continuance of employment (or any term or condition of employment) by CHC or its subsidiaries except as stated in Section 8.5(a), nor shall this Agreement interfere in any way with the right of CHC or its subsidiaries to amend, terminate or otherwise discontinue or modify any or all benefit or compensation plans, programs, agreements, arrangements, practices or policies at any time; or (iii) be deemed to amend, terminate, or modify any ID Plan or any other benefit or compensation plan, program, agreement, arrangement, practice or policy.

8.6 PPP Loan. Prior to the Closing Date, the Members’ Representative shall notify CHC of the outstanding balance of ID’s PPP Loan. Following the Closing, CHC shall cause the Surviving Company to continue to comply with the terms of the PPP Loan so as to maximize the amount to be forgiven, including submitting any required applications for forgiveness in a timely manner, as directed by ID Member. In the event that any portion of the PPP Loan is not forgiven due to no fault of CHC, ID Member shall promptly reimburse CHC for such amount not forgiven.

ARTICLE IX
DEFINED TERMS

9.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“CCC” means the California Corporations Code.

“CHC SEC Documents” means reports and documents required to filed with the U.S. Securities and Exchange Commission, including but not limited to, registrations statements, Form 10-K, Form 10-Q, Form 8-K, all of which are publicly available to ID through the SEC’s EDGAR database.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and in the other Transaction Documents.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“CHC Material Adverse Effect” means a Material Adverse Effect on CHC.

“Deductions” means all U.S. federal, state and local income Tax deductions related to the exercise or payment of employee options, employee phantom stock units, employee bonuses, payment under deferred compensation arrangements, payment of any investment banking (or other advisory) fees, other deductible ID expenses and payments made by or on behalf of ID, in each case in connection with the transactions contemplated by the Transaction Documents, applying the safe harbor contained in Revenue Procedure 2011-29.

“Derivative Security” means any option, warrant, equity security, equity-linked security, appreciation rights, phantom equity, or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the specified Person is a party or by which either is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock or similar ownership interests or equity-linked securities of such Person or obligating such Person to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement.

“DOL” means the United States Department of Labor.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the ID Leased Real Estate or CHC Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“Financial Advisor” means any investment bank or financial advisor or Person that acts in any similar capacity that provides financial or investment advisor services to a Party in connection with the Merger.

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means a ID Plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to ID or ID Member, the actual knowledge after reasonable enquiry of Scott R. Velazquez, and with respect to CHC, the actual knowledge after reasonable enquiry of Daniel L. Hodges; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third-party contractors.

“Legal Action” means any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Legal Action or Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Material Adverse Effect” means any event, occurrence, fact, condition, state of facts or development or change which, individually or in the aggregate (i) is reasonably expected to result in any change or effect that is materially adverse to the business, results of operations, condition (financial or otherwise), properties, assets liabilities or results of operations of the specified Party and its subsidiaries, taken as a whole; or (ii) is reasonably expected to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the Contemplated Transactions on a timely basis; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes generally affecting the economy or financial or securities markets; (B) the announcement of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the specified person with employees, customers, suppliers or counterparty to any Contract of such Party; (C) any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any outbreak or escalation of war, act of terrorism, national or international calamity, natural disaster (including hurricanes, tornadoes, floods or earthquakes), epidemic, pandemic or any other similar event; (D) changes (including changes of applicable Law) or general conditions in the industry in which such Party operates; (E) changes in GAAP (or authoritative interpretations of GAAP); (F) any Contemplated Transaction Legal Action, to the extent relating to the negotiations between the Parties and the terms and conditions of this Agreement; and (G) compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, however, that any event, change and effect referred to in clauses (A), (C) or (D) immediately above shall be taken into account in determining whether a Material Adverse Effect with respect to the specified Person has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a materially disproportionate effect on such Party, compared to other participants in the industries in which such Party conducts its businesses.

“Material Agreements” means each Contract to which the specified Party is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by such Party of any amount or value reasonably expected to be in excess of  $100,000 in any annual period; (b) contains covenants limiting the freedom of such Party to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of such Party to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of such Party whose annual total compensation exceeds $120,000 or any director of such Party; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of such Party); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, such Party in an amount in excess of  $100,000; (f) is a lease or agreement under which such Party is a lessor of or permits any third party to hold or operate any property owned or controlled by such Party; (g) relates to the use of, or the right to use, Intellectual Property Rights by such Party, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of such Party; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the Effective Date and cannot be terminated on less than 60 days’ notice, in either case without penalty or payment of an amount (including acceleration of obligations) of $50,000 or more; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the Contemplated Transactions; (m) relates to any loan to any directors, officers or Affiliates of such Party; (n) relates to voting, transfer or other arrangements related to any equity interests of such Party or warrants, options or other rights to acquire any equity interests of such Party (other than this Agreement, the Merger and the Contemplated Transactions); or (o) is otherwise material to the operations and business of such Party.

“Membership Units” means any economic ownership interest in ID.

“ID Member” means Scott R. Velazquez, or any other Person selected as a successor thereto in accordance with the provisions of this Agreement.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate, including without limitation, the rights to use a license under the applicable Contract.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or prior to the end of the day on the Closing Date.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Related Party” of any specified Person means: (i) an executive officer or director (or any Person that exercises substantially similar right and authority) of such specified Person; (ii) any Person owning 5% or more of the voting shares of such specified Person (assuming the exercise or conversion of any Derivative Securities of such specified Person that represents, directly or indirectly, the right to acquire voting shares of such specified Person); (iii) any Person that can significantly influence the management or operating policies of such specified Person, including the ability that would prevent such specified Person from fully pursuing its own separate interests, through the ownership of securities, contract or both; or (iv) the immediate family members or Affiliates or associates of any Person described in the foregoing clauses of this paragraph.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Straddle Period” means a taxable period that begins on or before, and ends after, the Closing Date.

“ID Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to ID.

“ID Operating Agreement” means the Operating Agreement of ID dated as of October 25, 2013, as in effect on the Agreement Date.

“ID Material Adverse Effect” means a Material Adverse Effect on ID.

“ID Member” means Scott R. Velazquez.

“ID Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in ID Intellectual Property Rights.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of ID and any interest received thereon with respect to all Pre-Closing Tax Periods (including the portion of any Straddle Period ending on and including the Closing Date). Any Tax Refund related to a Straddle Period shall be prorated based upon the method employed in Section 8.3(b).

“Transaction Documents” means this Agreement and the documents, agreements and instruments referenced herein or entered into in connection with this Agreement, the Merger or the other Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

ARTICLE X
GENERAL PROVISIONS

10.1 Limited Survival of Representations and Warranties. Other than as preserved herein, the representations and warranties of ID and CHC contained in this Agreement shall terminate on the date (the “Claim Expiration Date”) that is 180 days after the Closing Date (or if such date is not a Business Day, then the immediately following Business Day), and only the covenants that by their terms survive the Effective Time shall survive the Closing Date.

10.2 Notices.

(a) All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 10.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2(a)):

(b) if to CHC or Merger Sub (or to ID, after the Merger), to:

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, TX 75254

Attention: Daniel L. Hodges

Email: DHodges@COMSovereign.com

COMSovereign Holding Corp.

5120 S. Julian Drive, Suite 110

Tucson, AZ 85706

Attention: Kevin Sherlock

Email: Legal@COMSovereign.com

with copies to (which will not constitute notice to CHC):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

(c) if to ID prior to the Merger, to:

Innovation Digital, LLC

15373 Innovation Drive, Suite 180

San Diego, California 92128

Attention: Scott R. Velazquez

Email: scottv@innovationdigital.com

with a copy to (which will not constitute notice to ID):

Sessine Feron, Attorneys at Law

3525 Del Mar Heights Road, Suite 427

San Diego, CA 92130

Attention: David L. Feron, Esq.

Email: dferon@sessineferon.com

(d) If to the ID Member, to:

Dr. Scott R. Velazquez

13460 El Presidio Trail

San Diego, CA 92130

Email: scottv@innovationdigital.com

with copies to (which will not constitute notice to ID Member):

Sessine Feron, Attorneys at Law

3525 Del Mar Heights Road, Suite 427

San Diego, CA 92130

Attention: David L. Feron, Esq.

Email: dferon@sessineferon.com

or to such other Persons, addresses or email addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

10.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule or Exhibit of or to this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The captions and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to United States Dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall mean this Agreement together with the ID Disclosure Letter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (d) references to any Person include the successors and permitted assigns of that Person, or (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day

10.4 Counterparts. This Agreement may be executed and delivered in multiple counterparts (including facsimile, PDF, DocuSign or other electronic counterparts), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (ii) except as expressly provided in this Agreement are not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything herein or otherwise to the contrary, ID Member is an express and intended third party beneficiary of this Agreement.

10.6 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of each of: (x) the respective Boards of Directors of the Parties in the case of CHC, Merger Sub, and ID, and (y) the ID Member, at any time as set forth in a written instrument duly executed by or on behalf of each Party that sets forth the terms of the relevant amendments, supplements, or modifications.

10.7 Waiver. Any Party, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other Party contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such Party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed, construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in Clark County, Nevada. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

10.10 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.11 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party or any ID Member of member of such Party sought to be held liable has been advised of the possibility of such damage.

10.14 Attorney-Client Privilege. All communications involving attorney-client privilege between ID or ID Member (collectively, the “Company Security holders”), on the one hand, and their respective counsels, including, but not limited to, Sessine Feron, Attorneys at Law, Insigne PC and Tax Counsel: Bowen Tax Law PC (collectively “Pre-Merger Counsel”) on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such ID Member (and not ID). Accordingly, neither ID nor the Surviving Company shall have access to any such communications, or to the files of Pre-Merger Counsel relating to such engagement. Without limiting the generality of the foregoing, upon and after the Effective Time, (a) the ID Member (and not the Surviving Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and neither ID or the Surviving Company shall be a holder thereof, (b) to the extent that files of Pre-Merger Counsel in respect of such engagement constitute property of the client, only the ID Member (and not ID or Surviving Corporation) shall hold such property rights and (c) Pre-Merger Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any member of ID or the Surviving Company by reason of any attorney-client relationship between Pre-Merger Counsel and ID or otherwise; provided that the foregoing shall not extend to any communication or files not involving the negotiation, documentation and consummation of the transactions contemplated this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between CHC, the Surviving Company and the ID Member and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Effective Time, ID or the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Pre-Merger Counsel to such third party; provided, however, that ID or Surviving Company may not waive such privilege without the prior written consent of the ID.

10.15 ID Counsel. Notwithstanding that ID has been represented by Pre-Merger Counsel in the preparation, negotiation and execution of this Agreement, ID, CHC and the Surviving Company agree that, after the Effective Time, Pre-Merger Counsel may represent ID Member in matters related to this Agreement, including in respect of any indemnification claims.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed by their respective officers duly authorized thereunto, as of the Effective Date.

COMSovereign Holding Corp.

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	Chief Executive Officer

CHC Merger Sub V, LLC

By:	/s/ Daniel L. Hodges
	Name:	Daniel L. Hodges
	Title:	Manager

Innovation Digital, LLC

By:	/s/ Dr. Scott R. Velazquez
	Name:	Dr. Scott R. Velazquez
	Title:	President

ID Member

By:	/s/ Dr. Scott R. Velazquez
	Name:	Dr. Scott R. Velazquez

[Signature Page to Agreement and Plan of Merger]